SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

           Certification and Notice of Termination of Registration
         Under Section 12(g) of the Securities Exchange Act of 1934
      or Suspension of Duty to File Reports Under Sections 13 and 16(d)
                       of the Securities Act of 1934.

                                   FORM 15

                       Commission File Number 33-87784

                PUGET POWER CONSERVATION GRANTOR TRUST 1995-1
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            (Exact name of registrant as specified in its charter)

  450 West 33rd Street, 15th Floor, New York, New York 10001, (212-946-7694
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  (Address, including zip code, and telephone number including area code, of registrant's principal executive offices)


         6.45% Conservation Pass-Through Certificates, Series 1995-1
         -----------------------------------------------------------
          (Title of each class of securities covered by this Form)


                                     N/A
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          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 16(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/          Rule 12h-3(b)(1)(ii)   / /
     Rule 12g-4(a)(1)(ii)   / /          Rule 12h-3(b)(2)(i)    / /
     Rule 12g-4(a)(2)(i)    / /          Rule 12h-3(b)(2)(ii)   / /
     Rule 12g-4(a)(2)(ii)   / /          Rule 15d-6             / /
     Rule 12h-3(b)(1)(i)    / /

              Approximate number of holders of record
              as of the certification or notice date:  12.

Pursuant to requirements in the Securities Exchange Act of 1934, Puget Power Conservation Grantor Trust 1995-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                               Puget Power Conservation Grantor Trust 1995-1

Date: May 6, 1997              By: Daniel C. Brown, Jr.
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                                   Daniel C. Brown, Jr.

                                   Assistant Vice President
                                   and officer duly authorized to sign
                                   this report on behalf of the registrant